Exhibit 10.24

Rules for the Extraordinary Variable Pay 2005 of

WATSON WYATT

September, 2005

Rules for the Extraordinary Variable Pay 2005 of WATSON WYATT

Section	Pages
1. Description of the System	3
2. Scope	3
3. Basis of the System	3
4. Liquidation	3
5. General Rules	4

1.   Description of the System

The Extraordinary Variable Pay System 2005 of Watson Wyatt (hereinafter, “the System”) has the objective to reward the Associates as consequence of the acquisition of assets and assumption of liabilities of Watson Wyatt LLP for Watson Wyatt & Company Holdings, which has taken place the 1st August 2005.

The System consists in an extraordinary incentive, which will be paid in September 2005 and it is calculated as a percentage of the Annual Base Salary. The incentive will depend on the Associate performance in 2005 and his/her Band.

2.   Scope

The System includes all Associates entitled to the variable pay in WATSON WYATT DE ESPAÑA, with the clarifications made in the following Section.

3.   Basis of the System

The basic structure of the System has two parts, as follows:

•                  Additional bonus for the 2 months period (May and June 2005). This bonus will be calculated as a pro-rata amount of the performance related bonus award for FY05, increased in a percentage established for each Band.

•                  “Business Combination Bonus”: The accrual period will be 14 months, from 1st May 2004 to 31st June 2005. The bonus will be payable to those associates in service at both 18 January 2005 and the date of payment. The amount of this bonus will be determined by a percentage (established for each Band) on the performance bonus award in FY05.

The amount of the System’s resulting bonus will be communicated individually to each Associate in a separate document additional to these Rules.

4.   Liquidation

The liquidation of the accrued bonus will be done through any of the following methods, at the Associate election:

•                  Totally paid in cash. The total amount of the extraordinary bonus 2005 will be paid in cash, according to the usual procedure for the annual performance bonus payment, which is through the payroll of the month of payment.

•                  Totally paid in Watson Wyatt & Company Holdings shares, with a 12,000€ limit. Any amount which exceeds this limit will be paid in cash.

•                  Payment partially in cash and in Watson Wyatt & Company Holdings shares. The Associate will be able to chose which amount wants to be paid in cash and in shares, the last with a limit of 12,000€.

5.   General Rules

•                  Method of payment selection: the Associate should choice the method of payment of the bonus before the 12th, September, through written communication to the Office Administrator (Cristina Hernando). In this communication should declare the method of payment chosen, the amount wished to receive in cash and/or shares and the current or securities account where the payment should be made. (See form in the Appendix I).

•                  Payment in shares: If the Associate chose any of the alternatives of payment in shares, he/she should take into account:

•                  The shares will belong to Watson Wyatt & Company Holdings, company quoted in NYSE and will be placed in the securities account which he/she declare.

•                  The current Personal Income Tax regulations provides for a €12,000 exemption applicable to labour income consisting in the delivery of shares for free or below their market price by a company to its active employees, including the delivery of shares of the group’s parent company to active employees of its subsidiaries, if the Associate keeps the shares, at least, three years.

•                  Those Associates whose salary won’t reach the Social Security maximum limit (33,760.8€) should pay the employee Social Security instalment corresponding to the amount in shares that exceed 3,005.06€. This exemption only operates if the shares are kept, at least, during three years. If the Associate sell the shares before the aforementioned period the total amount will be taxed.

•                  If the Associate chose the total o partial payment in shares, these will be tax exempt, except if the Associate sell them before the end of the three years period. If this happens, the Associate will be responsible for the complementary tax declaration but he/she will also have to communicate the sell of the shares to WATSON WYATT DE ESPAÑA in order to regularize the Social Security payments.

•                  Those Associate who chose the payment in cash or should received in cash the amount which exceed the shares limit will receive the corresponding amount, deducted Personal Income Tax and Social Security payments.

APPENDIX I

EXTRAORDINAY VARIABLE PAY SYSTEM 2005 OF WATSON WYATT

PAY REQUEST FORM

TO WATSON WYATT DE ESPAÑA, S.A.

                                                                             (Complete name and surname of Associate)

                                                                             (Address)

Thought this document I express my wish that the resulting bonus from the Extraordinary Variable Pay System 2005 will be liquidated to me (mark what you wish):

•	Totally in cash	☐

•	Totally in Watson Wyatt & Company Holdings shares	☐

•	€ in cash and € in its equivalent in Watson Wyatt & Company Holdings shares	☐

This liquidation will be done according to the conditions established in the Rules of the System, which I declare to know and accept. I request that the pay in of the liquidation will be done in my current/securities account

The Associate

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